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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 filed on June 9, 2010) and related Prospectus of LTC Properties, Inc. for the registration of its common stock, preferred stock, warrants, debt securities, depositary shares, and units and to the incorporation by reference therein of our reports dated February 24, 2010, with respect to the consolidated financial statements and schedules of LTC Properties, Inc. and the effectiveness of internal control over financial reporting of LTC Properties, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
June 9, 2010

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  EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm